EXHIBIT 99.1
For Immediate Release

Contact:	Yvonne Donaldson 713-209-8464 donaldson@cooperindustries.com
Cooper Industries Reports Fourth Quarter Earnings
of $1.10 Per Share
Full-year 2005 earnings per share increases 15 percent to $4.12
HOUSTON, Jan. 24, 2006 — Cooper Industries, Ltd. (NYSE: CBE) today reported fourth quarter 2005 earnings per share of $1.10 (diluted), an increase of 17 percent compared with $.94 earnings per share for the fourth quarter of 2004. Fourth quarter 2005 revenues increased 3 percent to $1.19 billion, compared with $1.15 billion for the same period last year. For the fourth quarter of 2005, net income rose 17 percent to $104.0 million, compared with $88.9 million for the prior year’s fourth quarter.
The fourth quarter of 2005 included approximately $.03 per share from a reduction in the effective tax rate to 21 percent for the year. The fourth quarter of 2005 also included a charge of approximately $.03 per share related to finalization of the exit liability for a multi-employer pension plan, and approximately $.03 per share in costs related to a previously announced management transition, and selling and administrative cost-reduction programs.
“We delivered a strong finish to an outstanding year, with good revenue growth, continued margin expansion and excellent cash flow in the fourth quarter,” said President and Chief Executive Officer Kirk S. Hachigian. “Initiatives focused on joint-marketing programs, geographic expansion and overall productivity each contributed solid results, even in light of continued pressures in raw materials and energy costs. The business performed well overall.”
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Revenues for the full year of 2005 were $4.73 billion, a 6 percent increase compared with $4.46 billion in revenues for the full year 2004. Earnings per share were $4.12, compared with $3.58 for the same period in 2004, an increase of 15 percent. Net income for the full year of 2005 rose 15 percent to $391.1 million, compared with $339.8 million for the full year 2004.
“For the full year, organic growth contributed to a strong revenue performance, with solid earnings and margin expansion,” said Hachigian. “In 2005, Cooper generated $490.4 million in free cash flow, the fifth consecutive year that free cash flow has exceeded net income. Cooper’s debt-to-total-capitalization ratio net of cash at Dec. 31, 2005, was 19.0 percent.”
Segment Results
Electrical Products segment revenues for the fourth quarter of 2005 increased approximately 4 percent to $991.1 million, compared with $950.4 million in the fourth quarter of 2004. Currency translation reduced revenues in the quarter by approximately 1 percent. Segment operating earnings were $143.2 million, an increase of approximately 10 percent from $129.8 million in the prior year’s fourth quarter. Fourth quarter 2005 segment operating earnings included a $4.0 million charge related to finalization of the exit liability for a multi-employer pension plan on a facility closed during 2005. Segment operating margin improved to 14.4 percent for the fourth quarter of 2005, compared with 13.7 percent in the same period last year.
The increase in revenues for the Electrical Products segment reflects solid growth against a very strong fourth quarter in 2004. The improvement was driven by continued robust industrial demand and sustained activity in the commercial construction markets. Utility markets also remained healthy. Sales to the retail channel were off slightly against significantly strong sales comparables in the 2004 fourth quarter. Repair and reconstruction activity as a result of the U.S. Gulf Coast hurricanes also contributed to demand for the quarter.
The Electrical Products segment revenues for the full year of 2005 grew approximately 7 percent to $4.0 billion, compared with $3.7 billion for the full year of 2004. Operating earnings for the full year of 2005 were $585.0 million, approximately 14 percent above the $511.2 million recorded for the full year 2004.
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Tools segment revenues for the fourth quarter of 2005 were $194.9 million, compared with 2004 fourth quarter revenues of $198.4 million. Excluding currency translation, segment revenues were approximately 1 percent below the 2004 fourth-quarter level. Segment operating earnings were $20.7 million, compared with $20.0 million for the fourth quarter of 2004. Segment operating margin for the fourth quarter of 2005 was 10.6 percent, compared with 10.1 percent for the same period last year.
The decline in the Tools segment revenues reflects continued deferral of automated assembly systems projects from the automotive sector and weak demand for industrial power tools. Solid growth in hand tools from the industrial markets provided a partial offset.
Tools segment revenues for the full year of 2005 were $732.9 million, compared with $740.7 million for the full year of 2004. Operating earnings for the segment for the full year 2005 improved approximately 6 percent to $66.7 million, compared with $62.7 million for the full year of 2004.
Outlook
“With strong economic conditions worldwide, we are optimistic about our prospects for 2006,” said Hachigian. “Industrial markets remain resilient, and there are indications that non-residential construction will again become a contributor to growth. We continue to see opportunities in international markets, particularly in Eastern Europe, the Middle East and Asia. Although we expect residential markets may slow, the decline should be moderate.
“We have a strong management team, our initiatives have established a solid presence and strong momentum, and we are generating significant free cash flow. For 2006, we expect earnings per share to increase 12 to 15 percent, with revenue gains in the range of 4 to 6 percent. We are on-track to deliver continued solid results and to accelerate the pace of our growth,” he concluded.
Discontinued Operations: Pneumo-Abex Proposed Settlement Agreement
On Dec. 19, 2005, Cooper Industries announced that the Company and other parties involved in the resolution of the Federal-Mogul Corporation bankruptcy proceeding had reached an
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agreement regarding Cooper’s participation in Federal-Mogul’s 524 (g) asbestos claimants’ trust. A critical term of the proposed settlement was the issuance of a stay for all pending Abex asbestos claims. At a hearing on Jan. 20, 2006, other parties to the bankruptcy proceedings were unable to satisfy the court’s requirements to grant the required stay. As a result, the proposed settlement agreement will require renegotiation of certain terms.
At this time, the exact manner in which this issue will be resolved is not known. As additional information becomes available, Cooper may adjust the accompanying Income Statement for the quarter and year ending Dec. 31, 2005, to include a Charge to Discontinued Operations and related adjustments to the Balance Sheet and Statement of Cash Flows, prior to the filing of the Company’s Form 10-K report for the year ended Dec. 31, 2005.
About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2005 revenues of $4.7 billion, approximately 30 percent of which are international sales. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 28,000 people and operates nine divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Hand Tools, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Power Tools and Cooper Wiring Devices. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.
Comparisons of 2005 and 2004 fourth quarter and full-year results appear on the following pages.
Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently underway or to be initiated in the near future; 4) the successful implementation of the Company’s strategic initiatives; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in the tax laws, tax treaties or tax
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regulations; 8) the timing and amount of share repurchases by the Company; and 9) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.
Conference Call
Cooper will hold a conference call today at 12:00 noon EST to provide shareholders and other interested parties an overview of the Company’s fourth quarter and full year 2005 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 761-0748, using pass code 61010129, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 614-2706 and use pass code 61010129.
A replay briefing will be available by telephone until 11:00 p.m. EST on Jan. 31, 2006, and over the Internet through Feb. 5, 2006. The telephone number to access the replay is (888) 286-8010, and the pass code number is 41588407. International callers should dial (617) 801-6888 and use the same pass code to hear the replay.
The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”
Informational exhibits concerning the Company’s fourth quarter and full-year performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.
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CONSOLIDATED RESULTS OF OPERATIONS
(Preliminary)

	Quarter Ended December 31,
	2005	2004
	(in millions where applicable)
Revenues	$1,186.0	$1,148.8

Cost of sales	813.4	804.1
Selling and administrative expenses	230.5	214.6

Operating earnings	142.1	130.1

Interest expense	12.8	16.8

Income before income taxes	129.3	113.3
Income taxes	25.3	24.4

Net income	$104.0	$88.9

Net income per Common Share:
Basic	$1.13	$.96

Diluted	$1.10	$.94

Shares Utilized in Computation of Income Per Common Share:
Basic	91.8 million	92.4 million
Diluted	94.5 million	94.9 million
PERCENTAGE OF REVENUES
	Quarter Ended December 31,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.6%	70.0%
Selling and administrative expenses	19.4%	18.7%
Operating earnings	12.0%	11.3%
Income before income taxes	10.9%	9.9%
Net income	8.8%	7.7%
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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended December 31
Segment Information
(Preliminary)

	Quarter Ended December 31,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$991.1	$950.4
Tools & Hardware	194.9	198.4

Total	$1,186.0	$1,148.8

Segment Operating Earnings:
Electrical Products	$143.2	$129.8
Tools & Hardware	20.7	20.0

Total Segment Operating Earnings	163.9	149.8

General Corporate Expense	21.8	19.7
Interest expense	12.8	16.8

Income before income taxes	$129.3	$113.3

	Quarter Ended December 31,
	2005	2004
Return on Sales:
Electrical Products	14.4%	13.7%
Tools & Hardware	10.6%	10.1%
Total Segments	13.8%	13.0%
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CONSOLIDATED RESULTS OF OPERATIONS
(Preliminary)

	Twelve Months Ended
	December 31,
	2005	2004
	(in millions where applicable)
Revenues	$4,730.4	$4,462.9

Cost of sales	3,243.8	3,119.7
Selling and administrative expenses	926.8	846.6

Operating earnings	559.8	496.6

Interest expense	64.8	68.1

Income before income taxes	495.0	428.5
Income taxes	103.9	88.7

Net income	$391.1	$339.8

Net income per Common Share:
Basic	$4.23	$3.67

Diluted	$4.12	$3.58

Shares Utilized in Computation of Income Per Common Share:
Basic	92.5 million	92.5 million
Diluted	95.0 million	94.8 million
PERCENTAGE OF REVENUES

	Twelve Months Ended
	December 31,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.6%	69.9%
Selling and administrative expenses	19.6%	19.0%
Operating earnings	11.8%	11.1%
Income before income taxes	10.5%	9.6%
Net income	8.3%	7.6%
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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Twelve Months Ended December 31
Segment Information
(Preliminary)

	Twelve Months Ended
	December 31,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$3,997.5	$3,722.2
Tools & Hardware	732.9	740.7

Total	$4,730.4	$4,462.9

Segment Operating Earnings:
Electrical Products	$585.0	$511.2
Tools & Hardware	66.7	62.7

Total Segment Operating Earnings	651.7	573.9

General Corporate Expense	91.9	77.3
Interest expense	64.8	68.1

Income before income taxes	$495.0	$428.5

	Twelve Months Ended
	December 31,
	2005	2004
Return on Sales:
Electrical Products	14.6%	13.7%
Tools & Hardware	9.1%	8.5%
Total Segments	13.8%	12.9%
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CONSOLIDATED BALANCE SHEETS
(Preliminary)

	December 31,
	2005	2004
	(in millions)
ASSETS
Cash and cash equivalents	$452.8	$652.8
Receivables	842.4	820.9
Inventories	538.7	523.0
Deferred income taxes and other assets	270.2	288.9

Total current assets	2,104.1	2,285.6

Property, plant and equipment, less accumulated depreciation	673.7	696.4
Goodwill	2,084.0	2,142.3
Deferred income taxes and other noncurrent assets	276.6	283.5

Total assets	$5,138.4	$5,407.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$7.6	$97.6
Accounts payable	427.8	350.7
Accrued liabilities	518.0	488.8
Current discontinued operations liabilities	171.3	225.1
Current maturities of long-term debt	11.4	665.4

Total current liabilities	1,136.1	1,827.6

Long-term debt	1,002.9	698.6
Postretirement benefits other than pensions	163.0	173.3
Other long-term liabilities	404.0	421.8

Total liabilities	2,706.0	3,121.3

Common stock	0.9	0.9
Capital in excess of par value	383.2	446.2
Retained earnings	2,224.6	1,971.6
Accumulated other nonowner changes in equity	(176.3)	(132.2)

Total shareholders’ equity	2,432.4	2,286.5

Total liabilities and shareholders’ equity	$5,138.4	$5,407.8

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(Preliminary)

	December 31,
	2005	2004
	(in millions where applicable)
Short-term debt	$7.6	$97.6
Current maturities of long-term debt	11.4	665.4
Long-term debt	1,002.9	698.6

Total debt	1,021.9	1,461.6
Total shareholders’ equity	2,432.4	2,286.5

Total capitalization	$3,454.3	$3,748.1

Total debt-to-total-capitalization ratio	29.6%	39.0%

Total debt	$1,021.9	$1,461.6
Less: Cash and cash equivalents	452.8	652.8

Net debt	$569.1	$808.8

Total capitalization	$3,454.3	$3,748.1
Less: Cash and cash equivalents	452.8	652.8

Total capitalization net of cash	$3,001.5	$3,095.3

Net debt-to-total-capitalization ratio	19.0%	26.1%
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CONSOLIDATED STATEMENTS OF CASH FLOWS
(Preliminary)

	Twelve Months Ended
	December 31,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$391.1	$339.8
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	111.0	117.6
Deferred income taxes	21.5	27.7
Restructuring charge payments	(0.4)	(4.3)
Changes in assets and liabilities:(1)
Receivables	(39.8)	(56.7)
Inventories	(17.6)	47.6
Accounts payable and accrued liabilities	86.8	17.8
Other assets and liabilities, net	20.9	(15.9)

Net cash provided by operating activities	573.5	473.6

Cash flow from investing activities:
Capital expenditures	(96.7)	(102.8)
Cash paid for acquired businesses	(7.1)	(48.6)
Proceeds from sales of property, plant and equipment and other	13.6	11.8

Net cash used in investing activities	(90.2)	(139.6)

Cash flows from financing activities:
Proceeds from issuances of debt	326.4	94.3
Repayments of debt	(710.4)	(4.7)
Debt issuance costs	(3.8)	–
Dividends	(138.1)	(131.0)
Subsidiary purchase of parent shares	(211.0)	(202.9)
Activity under employee stock plans and other	72.7	78.4

Net cash used in financing activities	(664.2)	(165.9)

Effect of exchange-rate changes on cash and cash equivalents	(19.1)	21.0

Increase (decrease) in cash and cash equivalents	(200.0)	189.1
Cash and cash equivalents, beginning of year	652.8	463.7

Cash and cash equivalents, end of year	$452.8	$652.8

(1)	Net of the effects of translation and acquisitions.
Free Cash Flow Reconciliation

Net cash provided by operating activities	$573.5	$473.6
Less capital expenditures	(96.7)	(102.8)
Add proceeds from sales of property, plant and equipment and other	13.6	11.8

Free cash flow	$490.4	$382.6

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